                                                                     EXHIBIT 2.1




                            Stock Purchase Agreement

                               entered into among

                                  Aligar, Inc.

                                       and

                                  Cargal, Inc.

                                       and

                            Swift Armour Holdings Co.

                                on April 28, 1999

                                Table of Contents

                                                                                                       Page
INTERPRETATION AND CERTAIN DEFINITIONS....................................................................2

SECTION 1
PURCHASE AND SALE OF THE TRANSFER SHARES..................................................................4
       1.1  Purchase and Sale of the Transfer Shares......................................................4
            1.1.1  Purchase and Sale of the Transfer Shares...............................................4
            1.1.2  Purchase Price. Payment of the Purchase Price..........................................4
       1.2  Currency and Method of Payment................................................................5
       1.3  Termination...................................................................................5
       1.4  Procedure upon Termination. Consequences......................................................5
       1.5  Waiver........................................................................................5

SECTION 2
CONDITIONS PRECEDENT TO CLOSING...........................................................................5
       2.1  Conditions Precedent to Obligations of Buyer..................................................5
            2.1.1  Funds Available........................................................................5
            2.1.2  No Prohibition.........................................................................5
            2.1.3  No Proceedings.........................................................................6
            2.1.4  Performance of Covenants...............................................................6
            2.1.5  Representations and Warranties.........................................................6
            2.1.6  Agreement with Vlasic..................................................................6
            2.1.7  Agreement with Campbell Soup Company...................................................6
            2.1.8  Compliance with certain Conditions Precedent to Obligations of Sellers.................7
            2.1.9  Buyer's Board Approval.................................................................7
       2.2  Conditions Precedent to Obligations of Sellers................................................7
            2.2.1  No Prohibition.........................................................................7
            2.2.2  No Proceedings.........................................................................7
            2.2.3  Performance of Covenants...............................................................7
            2.2.4  Representations and Warranties.........................................................7
            2.2.5  Commitment Letter......................................................................8
            2.2.6  Required Banks' Consent................................................................8
            2.2.7  Vlasic's Board Approval................................................................8
            2.2.8  Favorable Tax Opinion.  Campbell's Consent.............................................8
            2.2.9  Sellers' Boards Approval...............................................................8

SECTION 3
CLOSING...................................................................................................8
       3.1  Deliveries of Sellers and/or the Company......................................................9
       3.2  Deliveries of Buyer..........................................................................10
       3.3  Aborted Closing Date.........................................................................10

SECTION 4
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS.....................................................10
       4.1  Organization, Qualification..................................................................10
       4.2  Good Title to Transfer Shares................................................................10
       4.3  Capitalization of the Company................................................................11
       4.4  Authority and Validity.......................................................................11
       4.5  No Conflict or Violation.....................................................................11
       4.6  Disclosure...................................................................................11
       4.7  Solvency.....................................................................................11
       4.8  No other agreements to sell the Transfer Shares or Assets....................................12
       4.9  Conduct of Business..........................................................................12
       4.10 Notice of Changes............................................................................12
       4.11 No Other Representation or Warranty..........................................................12

SECTION 5
REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.......................................................13
       5.1  Organization. Power and Authority............................................................13
       5.2  Authorization................................................................................13
       5.3  No Conflict or Violation.....................................................................13
       5.4  Notice of Changes............................................................................13
       5.5  No Other Representation or Warranty..........................................................13

SECTION 6
DEFAULTS AND REMEDIES....................................................................................14
       6.1  Default......................................................................................14
       6.2  Election of Remedies.........................................................................14
       6.3  Termination of Provisions....................................................................14

SECTION 7
MISCELLANEOUS............................................................................................14
       7.1  Survival.....................................................................................14
       7.2  Entire Agreement.............................................................................14
       7.3  Waiver of Compliance; Consents...............................................................14
       7.4  Expenses.....................................................................................15
       7.5  Brokers' Fees................................................................................15
       7.6  Headings.....................................................................................15
       7.7  Notices......................................................................................15
       7.8  Severability.................................................................................16
       7.9  Exhibits and Schedules; Initialization.......................................................16
       7.10 Responsibility for Taxes.....................................................................17
       7.11 Governing Law. Consent to Jurisdiction.......................................................17
       7.12 Governing Language...........................................................................18
       7.13 Counterparts.................................................................................18

[For purposes of this Form 8-K, the Exhibits and Schedules to this Stock Purchase Agreement have been omitted but will be supplied to the Securities and Exchange Commission upon request.}

                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (hereinafter referred to as this "Agreement") is entered into as of April 28, 1 999, by and among:

1) Aligar, Inc., a company organized under the laws of the State of Delaware, United States of America, domiciled at Vlasic Plaza, Six Executive Campus, Cherry Hill, New Jersey 08002-4112, United States of America, hereby represented by its President, Mr. Mitchell P. Goldstein, as evidenced by a Certificate of Incumbency attached hereto as Exhibit A (hereinafter referred to as "Aligar") and Cargal, Inc., a company organized under the laws of the State of Delaware, United States of America, domiciled at Vlasic Plaza, Six Executive Campus, Cherry Hill, New Jersey 08002-4112, United States of America, hereby represented by its President, Mr. Mitchell P. Goldstein, as evidenced by a Certificate of Incumbency attached hereto as Exhibit B (hereinafter referred to as "Cargal" and Aligar and Cargal hereinafter, collectively, referred to as "Sellers"); and

2) Swift Armour Holdings Co., an exempted company organized under the laws of the Cayman Islands, domiciled at Caledonian House, Jennett Street, George Town, Grand Cayman, Cayman Islands, hereby represented by its President, Mr. Carlos Oliva Funes, as evidenced by a Certificate of Incumbency attached hereto as Exhibit C (hereinafter referred to as "Buyer", and Buyer and Sellers hereinafter, collectively, referred to as the "Parties" and, individually, a "Party", it being understood that, in the case of Sellers, whenever the term "Party" or "Parties" is used, it shall mean, collectively, Aligar and Cargal).

                                   WITNESSETH

       WHEREAS, Buyer is controlled by Mr. Carlos Oliva Funes, directly or through his Affiliates (as hereinafter defined).

       WHEREAS, Sellers are wholly owned subsidiaries of Vlasic Foods International Inc. (hereinafter referred to as "Vlasic")

       WHEREAS, Sellers own 100% (one hundred percent) of the issued and outstanding shares of the capital stock and votes of Swift-Armour Sociedad Anonima Argentina, a corporation organized under the laws of the Republic of Argentina, domiciled at L.N. Alem 986, first floor, Federal District, Argentina (hereinafter referred to as the "Company"), as described in Exhibit D.

       WHEREAS, Sellers desire to sell and assign to Buyer, and Buyer desires to acquire from Sellers the Transfer Shares (as hereinafter defined), subject to the terms and conditions of this Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and in the Schedules and Exhibits of this Agreement, the Parties agree as follows:

                     INTERPRETATION AND CERTAIN DEFINITIONS

As used in this Agreement, and in the Exhibits and Schedules hereto (such documents being referred to herein and therein, collectively, as this "Agreement"), the following terms, when capitalized, shall have the meanings set forth below. Whenever the context so requires, each of the neuter, masculine or feminine forms of any pronoun shall include all such forms, the singular shall include the plural and the plural shall include the singular. Unless otherwise provided, all references to Sections, Exhibits, and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, "hereunder," "herein," "hereto," "hereof," and similar terms, when used in this Agreement, refer to this Agreement and not to a particular section hereof or exhibit or schedule hereto. "Including" means "including, but not limited to," and "include" or "includes" means "include, without limitation" or "includes, without limitation." Unless otherwise indicated, each reference to a particular Legal Requirement is a reference to such Legal Requirement as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Legal Requirement thereto. Unless otherwise indicated, references to any agreement or document shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by this Agreement.

"Affiliate" means any legal entity or individual who directly or indirectly controls, or is controlled by, or is under common control with, any of the Parties. As used in this definition, control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

"Assets" means all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, that are owned, leased, held, used or useful in the Company's Business in which the Company has any right, title or interest or in which the Company has acquired any right, title or interest on or before the Closing Date.

"Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, United States or Buenos Aires, Argentina.

"Buyer's Authorized Agent" has the meaning set forth in Section 7.11 (ii).

"Closing" means the completion of all the activities and transactions provided for in Section 3, all in accordance with the terms and conditions hereof.

"Closing Date" means the date on which the Closing occurs, all in accordance with the terms and conditions hereof.

"Company's Business" means the purchase and resale of beef, raw or processed, the manufacture and sale of frozen and cooked beef, broth products and other beef related products, the manufacture or purchase and sale of other food products and any business supplemental or complementary thereto.

"Conditions Precedent" means the conditions precedent to the Closing provided in
Section 2.

"Contracts" means all contracts and agreements pertaining to the ownership, operation and maintenance of the Assets or the Company's Business.

"Encumbrances" means any mortgage, lien, security interest, security agreement, right of first refusal, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of revert, encroachments, easements, rights of entry, restrictive covenants, leases and licenses, reversion, or other restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any attribute of ownership).

"Former Committee Members" has the meaning set forth in Section 3.1 (ii).

"Former Directors" has the meaning set forth in Section 3.1 (ii).

"Former Members" has the meaning set forth in Section 3.1 (ii).

"Governmental Authorities" means all applicable national, provincial, and local governments of the Republic of Argentina and all agencies, authorities, departments, instrumentalities, courts, corporations or other subdivisions thereof, or of any other jurisdiction having or claiming a regulatory interest in or jurisdiction over any of the Parties.

"Legal Requirements" means any applicable statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order or the like, of any Governmental Authority, including judicial decisions.

"Material Adverse Effect" (including all derivations thereof, whether or not capitalized) means an event or circumstance that either individually or in the aggregate materially and adversely affects (a) the business, assets, operations, properties, condition (financial or otherwise) or results of operations or the financial condition of the Company, or (b) the ability of Buyer or Sellers or any Seller to consummate the transactions contemplated hereunder, or (c) the ability of the Company to operate or conduct the Company's Business substantially in the manner it is currently operated or conducted on the date hereof, except in each case for any such events or circumstances that affects
(i) the beef industry in general, both in Argentina and elsewhere (including an event or circumstance that affects the local and international financial markets), and (ii) an event or circumstance that affects the general economic, regulatory or political conditions in Argentina and elsewhere.

"New York Court" has the meaning set forth in Section 7.11 (ii).

"Person" means any natural person, legal person, corporation, sociedad anonima, partnership, trust, unincorporated organization, association, limited liability company, sociedad de responsabilidad limitada, limited duration company, Governmental Authority or other entity.

"Peso" or "A $" means the legal currency of the Republic of Argentina.

"Purchase Price" has the meaning set forth in Section 1.1.2.

"Sellers' Authorized Agent" has the meaning set forth in Section 7.11 (ii).

"Supervisory Committee" means the principal and deputy statutory syndics in charge of the fiscalization of the Company.

"Transfer Shares" means 100% (one hundred percent) of the issued and outstanding shares of the capital stock and voting rights of the Company, as described in
Section 4.3.

"United States Dollars" or "US$" means freely available Dollars of the United States of America.

                                    SECTION 1
                    PURCHASE AND SALE OF THE TRANSFER SHARES

1.1    Purchase and Sale of the Transfer Shares.

1.1.1 Purchase and Sale of the Transfer Shares. Upon the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Transfer Shares. The Transfer Shares shall be transferred from Sellers to Buyer on the Closing Date free of any Encumbrances with all the rights and benefits thereto, including any rights to retained earnings and all dividends or other distribution of any kind, whether in cash or otherwise, corresponding to the Transfer Shares as of the date hereof. Sellers hereby expressly represent that there are no capital contributions made in respect of future subscription of shares of the Company and that, should there be any, the same shall be transferred to Buyer together with the Transfer Shares.

1.1.2 Purchase Price. Payment of the Purchase Price. The aggregate Purchase Price for the Transfer Shares shall be US$85,000,000 (United States Dollars eighty five million) (hereinafter referred to as the "Purchase Price") payable by Buyer to Sellers on the Closing Date concurrently with the sale, assignment and delivery of the Transfer Shares, to the bank account notified in writing by Sellers to Buyer at least 2 (two) Business Days prior to the Closing Date.

1.2 Currency and Method of Payment. The Purchase Price shall be paid in United States Dollars, as provided in Section 1.1.2, without any deductions on account of taxes, costs or expenses of any kind, including banking fees.

1.3    Termination. This Agreement may be terminated:

       (i)    at any time, by mutual consent of Sellers and Buyer; or

       (ii) by either of the Parties, if the Closing shall not have occurred on or before 60 (sixty) calendar days after the date hereof, or such later date as the Parties may agree upon; provided, however, that the right to terminate under this Section 1.3 (ii) shall not be available to a Party if such Party has failed to fulfill any obligation under this Agreement, which failure shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

1.4 Procedure on Termination. Consequences. Buyer or Sellers, as the case may be, may terminate this Agreement when permitted pursuant to Section 1.3 by delivering written notice of such termination to the other Party, and such termination shall be effective upon receipt of such notice in accordance with
Section 7.7. If this Agreement is terminated when permitted pursuant to Section 1.3, no Party shall have any liability or further obligation to any other Party; provided, however, that nothing shall relieve either Party from liability for any breach hereof.

1.5 Waiver. At any time prior to Closing, either Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or
(iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby.

                                    SECTION 2
                         CONDITIONS PRECEDENT TO CLOSING

2.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of, or waiver by, Buyer, on or prior to the Closing Date, of the following Conditions Precedent:

2.1.1 Funds Available. Buyer obtaining lines of credit or other financing, on terms and conditions reasonably acceptable to Buyer, to enable Buyer to pay at Closing the Purchase Price.

2.1.2 No Prohibition. The consummation of the transactions contemplated in this Agreement shall not be prohibited by any Legal Requirement, and there shall not have been any action taken by, nor any failure to act on the part of, any Governmental Authority, which prohibits the consummation of the transactions contemplated by this Agreement.

2.1.3 No Proceedings. No action, suit or proceeding before any Governmental Authority shall be pending or threatened against Sellers or the Company challenging the validity or legality of the transactions contemplated by this Agreement, which action, suit or proceeding could reasonably be expected to have a Material Adverse Effect on the Company or Buyer or on Sellers' ability to carry out the transactions contemplated hereunder.

2.1.4 Performance of Covenants. Sellers shall have performed and complied in all material respects with each and every covenant, undertaking, agreement and condition required by this Agreement to be performed or complied with by Sellers prior to or on the Closing Date and Buyer shall have received at the Closing a certificate, dated as of the Closing Date, executed by an executive officer of each of the Sellers to such effect.

2.1.5 Representations and Warranties. The representations and warranties of Sellers contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in the latter case as though such representations and warranties were made at and as of the Closing Date and in each case except where such representation or warranty is expressly made only as of another specific date); and Buyer shall have received at the Closing a certificate, dated as of the Closing Date, executed by an executive officer of each of the Sellers to such effect.

2.1.6 Agreement with Vlasic. Buyer shall have received documentation evidencing the execution of a supply agreement between the Company and Vlasic, substantially in the terms of the supply agreement attached hereto as Exhibit E (hereinafter referred to as the "Supply Agreement with Vlasic"). Sellers hereby acknowledge that a substantial portion of the Purchase Price will be financed by Buyer with certain banks and financial institutions and, in such regard, Buyer will be required to cause the Company to assign its rights under the Supply Agreement with Vlasic, including any accounts receivables arising thereunder, as a security interest, to guarantee repayment of such financing. By these means, and as part of the satisfaction of the Condition Precedent described in this
Section 2.1.6, Sellers agree to cause Vlasic to consent to such assignment, including the making of any changes to the terms of the Supply Agreement with Vlasic reasonably requested by such banks or financial institutions in connection with the granting of such financing and security interest, all pursuant to terms and conditions customary for such type of financing transactions.

2.1.7 Agreement with Campbell Soup Company. Buyer shall have received documentation evidencing the execution of a supply agreement between the Company and Campbell Soup Company (hereinafter referred to as "Campbell"), under the terms and conditions acceptable to Campbell, the Company and Buyer, based upon the letter of intent dated April 27, 1999, attached hereto as Exhibit F (hereinafter referred to as the "Supply Agreement with Campbell"). Sellers hereby acknowledge that a substantial portion of the Purchase Price will be financed by Buyer with certain banks and financial institutions and, in such regard, Buyer will be required to cause the Company to assign its rights under the Supply Agreement with Campbell, including any accounts receivables arising thereunder, as a security interest, to guarantee repayment of such financing. By these means, Sellers acknowledge that, as part of the satisfaction of the Condition Precedent described in this Section 2.1.7, Campbell shall consent to such assignment, including the making of any changes to the terms of the Supply Agreement with Campbell reasonably requested by such banks or financial institutions in connection with the granting of such financing and security interest, all pursuant to terms and conditions customary for such type of financing transactions.

2.1.8 Compliance with certain Conditions Precedent to Obligations of Sellers. Within 8 (eight) Business Days from the date hereof, Buyer shall have received written confirmation from Sellers concerning the satisfaction of the Conditions Precedent described in Sections 2.2.6, 2.2.7, 2.2.8 and 2.2.9.

2.1.9 Buyer's Board Approval. The Board of Directors of Buyer shall have ratified the execution and delivery of this Agreement by Buyer's representative.

2.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of, or waiver by Sellers, on or prior to the Closing Date, of each of the following Conditions Precedent:

2.2.1 No Prohibition. The consummation of the transactions contemplated in this Agreement shall not be prohibited by any Legal Requirement, and there shall not have been any action taken by, nor any failure to act on the part of, any Governmental Authority, which prohibits the consummation of the transactions contemplated by this Agreement.

2.2.2 No Proceedings. No action, suit or proceeding before any Governmental Authority shall be pending or threatened against Buyer challenging the validity or legality of the transactions contemplated by this Agreement, which action, suit or proceeding could reasonably be expected to have a Material Adverse Effect on Sellers or on Buyer's ability to carry out the transactions contemplated hereunder.

2.2.3 Performance of Covenants. Buyer shall have performed and complied in all material respects with each and every covenant, undertaking, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date and Sellers shall have received at the Closing a certificate, dated as of the Closing Date, executed on behalf of Buyer by an executive officer of Buyer to such effect.

2.2.4 Representations and Warranties. The representations and warranties of Buyer contained herein shall be true and correct in all material respects as of the date hereof and as of the Closing Date (in the latter case as though such representations and warranties were made at and as of the Closing Date and in each case except where such representation or warranty is expressly made only as of another specific date); and Sellers shall have received at the Closing a certificate, dated as of the Closing Date, executed on behalf of Buyer by an executive officer of Buyer to such effect.

2.2.5 Commitment Letter. Compliance with certain Condition Precedent to Obligations of Buyer. Within 7 (seven) Business Days from the date hereof, Sellers shall have received from Buyer one or more commitment letters from Buyer's sources of financing with respect to the Purchase Price in form reasonably acceptable to Sellers and written confirmation from Buyer concerning the satisfaction of the Condition Precedent described in Section 2.1.9.

2.2.6 Required Banks' Consent. Certain Required Banks under a certain Amended and Restated Credit Agreement, dated as of September 30, 1998, among Vlasic, the Banks party thereto, The Chase Manhattan Bank, as Syndication Agent, and Morgan Guaranty Trust Company of New York, as Administrative Agent and Collateral Agent, shall have consented to the sale by Sellers of the Transfer Shares. In addition, the Administrative and the Collateral Agent shall have granted their consent, effective as of the Closing Date, to the total release of the outstanding pledge granted on 66% of the Transfer Shares pursuant to a certain Security Agreement dated as of September 30, 1998, among Vlasic, the Subsidiary Guarantors party thereto and Morgan Guaranty Trust Company of New York as Collateral Agent (the "Outstanding Pledge").

2.2.7 Vlasic's Board Approval. The Board of Directors of Vlasic shall have authorized the sale by Sellers of the Transfer Shares.

2.2.8 Favorable Tax Opinion. Campbell's Consent. Pursuant to the terms of a certain Tax Sharing and Indemnification Agreement made by and among Campbell, Vlasic and Vlasic's subsidiaries, dated as of March 30, 1998 (hereinafter referred to as the "Tax Agreement"), Sellers shall have received (i) a satisfactory legal opinion under the terms of Section 6.2 (c) of the Tax Agreement (hereinafter referred to as the "Tax Opinion"), and (ii) an acknowledgment from Campbell that it has received the Tax Opinion and that it is in form and substance satisfactory to Campbell under the terms of Section 6.2
(c) of the Tax Agreement.

2.2.9 Sellers' Boards Approval. The Board of Directors of each of the Sellers shall have ratified the execution and delivery of this Agreement by each Seller's representative.

                                    SECTION 3
                                     CLOSING

The Closing of the transactions contemplated by this Agreement shall occur on the earlier to occur of (i) 60 (sixty) calendar days after the date hereof, (ii) 5 (five) Business Days after the date on which all of the Conditions Precedent are satisfied or waived in accordance with Section 2, or (iii) such other date as the Parties may agree, at the offices of Quattrini, Laprida & Asociados, located at Av. del Libertador 602, 4th Floor, Federal District, Argentina. All of the following deliveries and transactions shall be concurrently completed on the Closing Date:

3.1 Deliveries of Sellers and/or the Company. On or prior to the Closing Date, Sellers and/or the Company shall furnish to Buyer the following items, documents and writings, all of which shall be in form and substance satisfactory to Buyer, provided, however, that any documents which are in the form of the Schedules corresponding thereto shall be deemed to be satisfactory to Buyer:

       (i) In the form attached hereto as Schedule 3.1 (i), signed receipt dated as of the Closing Date, duly issued by Sellers, acknowledging the payment by Buyer of the Purchase Price, as provided for in Section 1.1.2;

       (ii) In the form attached hereto as Schedule 3.1 (ii), signed evidence of (a) the resignation of all of the principal and deputy members of the Board of Directors and Supervisory Committee of the Company holding office prior to the Closing Date (hereinafter referred to as, respectively, the "Former Directors" and the "Former Committee Members" and, the Former Directors and the Former Committee Members, hereinafter referred to as the "Former Members") and (b) the release or waiver by the Former Members of all claims of any nature against any of Sellers, the Company, or Buyer;

       (iii) In the form attached hereto as Schedule 3.1 (iii), signed evidence of the adoption of appropriate resolutions by the Shareholders' Meeting of the Company to the following effect: (a) approval of the performance in office of every Former Member and (b) appointment, effective as of the Closing Date, of all of the individuals designated by Buyer as principal and deputy members of the Board of Directors and Supervisory Committee of the Company. To such effect, Buyer shall notify Sellers in writing at least 2 (two) Business Days prior to the Closing Date the name of all such individuals;

       (iv) In the form attached hereto as Schedule 3.1 (iv), the original share certificates issued by the Company evidencing Sellers' ownership of the Transfer Shares, along with the original transfer and assignment letters of the Transfer Shares issued and signed on behalf of Sellers, with such signatures duly notarized as to the identity and authority of the individual signing on each Seller's behalf, and addressed to the corresponding authority of the Company;

       (v) Written evidence that the entry or entries in the Stock Registry Book of the Company regarding the transfer of the Transfer Shares from Sellers to Buyer have been made;

       (vi) All original stock books, minute books, and other corporate records of the Company, as listed in Schedule 3.1 (vi);

       (vii)  The certificates referred to in Sections 2.1.4 and 2.1.5;

       (viii) Written evidence of the execution of the supply agreements referred to in Sections 2.1.6 and 2.1.7; and

       (ix) Written evidence of the total release of the Outstanding Pledge referred to in Section 2.2.6.

3.2 Deliveries of Buyer. On or prior to the Closing Date, Buyer shall take the following actions and furnish Sellers the following items, documents and writings, all of which shall be in form and substance satisfactory to Sellers, provided, however, that any documents which are in the form of the Schedules corresponding thereto shall be deemed to be satisfactory to Sellers:

       (i)    The Purchase Price as provided in Section 1.1.2; and

       (ii)   The certificates referred to in Sections 2.2.3 and 2.2.4.

3.3 Aborted Closing Date. In the event that any of the acts or documents referred to in Sections 3.1 and 3.2 hereof are not consummated or delivered, as the case may be, on the Closing Date, then except otherwise decided by the Party having rights to the benefit of the consummation of said acts or the delivery of said documents, the sale and transfer of the Transfer Shares shall not be deemed perfected and, consequently, all the acts carried out and all the documents delivered on the aborted Closing Date shall be null and void for both Parties, which shall revert to the situation in which they were immediately before the execution of this Agreement.

                                    SECTION 4
              REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

The Sellers jointly and severally represent, warrant and covenant to Buyer, as of the date hereof and as of the Closing Date (or such other date as may be expressly provided) as follows:

4.1 Organization, Qualification. The Sellers are duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America. The Sellers are duly qualified or licensed to do business and are in good standing under the laws of each jurisdiction in which the character of the Sellers' business makes such qualification necessary.

4.2 Good Title to Transfer Shares. Sellers have: (i) good, valid, marketable and exclusive title to the Transfer Shares, free and clear of any Encumbrances; and (ii) full right and lawful authority to transfer and assign to Buyer the Transfer Shares. All of the Transfer Shares are duly authorized and validly issued, fully paid, nonassessable and free and clear of any liens, preferential rights, priorities, claims, options, charges or other Encumbrances, except for the Outstanding Pledge which shall be totally released as of the Closing Date as provided in Section 2.2.6. There are no outstanding securities convertible into or exchangeable for capital stock of the Company, or options, warrants or other rights to purchase or subscribe for capital stock of the Company or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company or any of the Sellers is a party relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities, or any such options, warrants or rights. No Person has any preemptive rights, rights of first refusal, "tag along" rights, rights of co-sale or any similar rights with respect to the Transfer Shares. There are no pending increases of capital of the Company nor any capital contributions made to the Company pending capitalization or reimbursement to any Person.

4.3 Capitalization of the Company. The authorized capital stock of the Company is A $32,000,000 (Pesos Thirty Two Million) represented by 32,000,000 ordinary, nominative, non-endorsable shares of A $ 1 (Pesos one) nominal value each and 1 (one) vote per share.

4.4 Authority and Validity. Sellers have the power and authority to execute and deliver this Agreement, to perform their obligations hereunder, and to consummate the transactions contemplated by this Agreement in their sole discretion, without any authorization from any Person. All actions necessary to approve the execution, delivery and performance of this Agreement have been taken. Upon the due execution and delivery of this Agreement by Sellers, assuming the due authorization, execution and delivery hereof by Buyer, this Agreement shall constitute the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms and the laws of the State of New York, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditor's rights generally, or by principles governing the availability of equitable remedies.

4.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by Sellers and the completion and performance of the transactions contemplated hereby do not: (i) violate any provision of the charter, bylaws or any other organizational document of any of Sellers or of the Company; (ii) constitute a material violation of any Legal Requirement; (iii) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (iv): (a) violate, conflict with or constitute a breach of or default under; (b) permit or result in the termination, suspension or modification of;
(c) result in the acceleration of (or give any Person the right to accelerate) the performance of Sellers under; or (d) result in the creation or imposition of any Encumbrance under any Contract or any other instrument affecting any of the Transfer Shares.

4.6 Disclosure. No representation or warranty by Sellers in this Agreement, or any statement, list, certificate, or other document furnished or to be furnished by Sellers pursuant to this Agreement, contains any untrue statement of material fact, or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which such statements were made.

4.7 Solvency. The Sellers have not: (i) made a general assignment for the benefit of their creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy by their creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of their assets or properties; (iv) suffered the attachment or other judicial seizure of all or substantially all of their assets; or (v) admitted in writing their inability to pay their debts as they come due.

4.8 No other agreements to sell the Transfer Shares or Assets. The Sellers do not have any obligations or agreements of any kind, absolute or contingent, to any Person other than Buyer to sell, transfer, convey or otherwise dispose of any of the Transfer Shares, or to effect any merger, consolidation or other reorganization of the Company, or to sell any material portion of the Assets, or to enter into any agreement with respect thereto.

4.9 Conduct of Business. From the date hereof through the Closing Date or until termination under Section 1.3, Sellers (i) shall cause the Company, except as consented to by Buyer in writing, to continue to be managed by Mr. Carlos Oliva Funes as General Manager and to operate the Company's Business in the ordinary course and in accordance with past practice, and (ii) shall not take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless consented to by Buyer in writing, Sellers shall cause the Company not to:

(i) change or amend its articles of incorporation, bylaws or other organizational documents;

(ii) declare or pay any dividends, or make any distributions in respect of any of the shares of its capital stock or other equity interests, or repurchase or redeem any issued and outstanding shares of its capital stock or other equity interests;

(iii)  issue any shares of the capital stock or any other equity interests;

(iv) sell, assign, transfer, convey, lease or otherwise dispose of any interest in any material Asset; and

(v) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any corporation, partnership, association or other business organization or division thereof.

4.10 Notice of Changes. Sellers will promptly notify Buyer of any circumstance, event or action by Sellers that causes any statement made by Sellers in this Agreement to be inaccurate or incomplete in any material respect.

4.11 No Other Representation or Warranty. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of the Parties that Sellers are making no representation or warranty whatsoever, express or implied, except for those representations and warranties contained in this
Section 4.

                                    SECTION 5
               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date:

5.1 Organization. Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of Buyer's business makes such qualification necessary.

5.2 Authorization. Buyer has the required power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations under this Agreement, at its sole discretion, without any authorization from any Person. This Agreement is duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery hereof by Sellers, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and the laws of the State of New York.

5.3 No Conflict or Violation. The execution, delivery and performance of this Agreement by Buyer do not: (i) violate any provision of the Articles of Association or bylaws of Buyer; (ii) violate, conflict with or result in the breach or termination of, or otherwise give any third Person the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or material agreement to which Buyer is a party or by which Buyer or any of its property or assets may be bound or materially affected; (iii) require any consent, approval or authorization of, or any filing with or notice to, any Person; (iv) (a) violate, conflict with or constitute a breach of or default under, (b) permit or result in the termination, suspension or modification of,
(c) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (d) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which any of its assets is bound or affected; or (v) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer or upon the property or business of Buyer.

5.4 Notice of Changes. Buyer will promptly notify Sellers of any circumstance, event or action by Buyer that causes any statement made by Buyer in this Agreement to be inaccurate or incomplete in any material respect.

5.5 No Other Representation or Warranty. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of the Parties that Buyer is making no representation or warranty whatsoever, express or implied, except for those representations and warranties contained in this
Section 5.

                                    SECTION 6
                              DEFAULTS AND REMEDIES

6.1 Default. A Party shall be in default (i) if, at any time, there has been a material violation or breach of its representations, warranties, or covenants contained herein, which violation or breach has not been cured within 10 (ten) Business Days from receipt by the defaulting Party of a notice from the other Party of such violation or breach (or, if such violation or breach cannot be cured within 10 (ten) Business Days, within an additional 10 (ten) Business Days, provided that the defaulting Party is making ongoing diligent efforts to cure such violation or breach); or (ii) if all Conditions Precedent contemplated in Section 2 have been satisfied or waived by the Party having rights to the benefit of such Conditions Precedent and the defaulting Party shall fail or refuse to consummate the Closing within 5 (five) Business Days of receiving notice to that effect from the other Party.

6.2    Election of Remedies. If Sellers are in default hereunder pursuant to
Section 6.1, then Buyer, at its election and as its sole and exclusive remedy, may either (i) waive such objections, defects or imperfections of Sellers' performance and consummate the Closing with respect thereto; (ii) elect to seek specific performance by Sellers of their obligations to sell the Transfer Shares; or (iii) terminate this Agreement. If Buyer is in default hereunder pursuant to Section 6.1, then Sellers, as their sole and exclusive remedy, may terminate this Agreement.

6.3 Termination of Provisions. The provisions of Sections 6.1 and 6.2 shall cease to have any application after the Closing.

                                    SECTION 7
                                  MISCELLANEOUS

7.1 Survival. The representations and warranties of the Parties hereto contained herein shall survive the Closing and shall remain in full force and effect for a period of 1 (one) year after the Closing Date.

7.2 Entire Agreement. This Agreement constitutes the sole understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings of the Parties with respect to the transactions contemplated by this Agreement. This Agreement shall not be amended, modified, or supplemented without the prior written consent of both Buyer and Sellers.

7.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by such Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any of the Parties, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

7.4 Expenses. Each Party shall pay all costs and expenses incurred by it, or on its behalf, in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, brokers, agents, accountants and legal advisors.

7.5 Brokers' Fees. No brokers or intermediaries have been used by any of the Parties in connection with the transactions contemplated in this Agreement. To the extent that any such broker or intermediary has been used, the commissions or other payments which such broker or intermediary may have the right to claim, shall be borne exclusively by the Party who used said broker or intermediary.

7.6 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

7.7 Notices. Each Party shall promptly give written notice to the other Party upon becoming aware of the occurrence, or impending or threatened occurrence, of any event which could cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in this Agreement. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by facsimile or other standard form of telecommunication, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

To Buyer:
Swift Armour Holdings Co.
Caledonian House
Jennett Street
George Town, Grand Cayman
Cayman Islands
Attention: President

with a copy to:

Carlos Oliva Funes
L.N. Alem 986, first floor
Buenos Aires, Argentina
Tel:   (5411) 4318-1492
Fax:   (5411) 4313-5156

Quattrini, Laprida & Asociados
Av. del Libertador 602, 4th floor
(1001) Buenos Aires, Argentina
Tel:   (5411) 4814-1190
Fax:   (5411) 4814-1091
Attention: Sergio Quattrini

To Sellers:
Aligar, Inc.
Cargal, Inc.
Vlasic Plaza
Six Executive Campus
Cherry Hill, New Jersey 08002-4112
Tel:   609-969-7410
Fax:   609-969-7411
Attention: President

with a copy to:

Vlasic Foods International Inc.
Six Executive Campus
Cherry Hill, New Jersey 08002-4112
Tel:   609-969-7410
Fax:   609-969-7411
Attention: General Counsel

or to such other addresses as any Party may have furnished to the other Party in writing in accordance with this Section 7.7.

7.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as to be enforceable.

7.9 Exhibits and Schedules; Initialization. Each Exhibit and Schedule of this Agreement shall be considered incorporated into this Agreement and made a part hereof. Mr. Carlos Oliva Funes, on behalf of Buyer, and Mr. Mitchell P. Goldstein, on behalf of Sellers, proceed to insert their initials on each of the pages of all Exhibits and Schedules of this Agreement for identification purposes.

7.10 Responsibility for Taxes. Each Party shall be solely responsible for all income, transfer, capital gains and other taxes applicable to it as a result of the transaction contemplated under this Agreement.

7.11   Governing Law. Consent to Jurisdiction.

       (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.

       (ii) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court of the United States of America sitting in the City of New York (hereinafter referred to as a "New York Court"), and the Parties hereto hereby irrevocably submit to the jurisdiction of such courts in any such action or proceeding. Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement. Sellers hereby irrevocably appoint CT Corporation System, with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as their authorized agent (hereinafter referred to as the "Sellers' Authorized Agent") upon whom process may be served in any such action, suit or proceeding in any New York Court. Sellers represent and warrant that Sellers' Authorized Agent has agreed to act as said agent for service of process, and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Sellers' Authorized Agent in the manner prescribed by applicable law and written notice of such service by Buyer to Sellers pursuant to Section 7.7 shall be deemed, in every respect, effective service of process upon Sellers. Buyer hereby irrevocably appoints CT Corporation System, with an office on the date hereof at 1633 Broadway, New York, New York 10019, United States, as its authorized agent (hereinafter referred to as the "Buyer's Authorized Agent") upon whom process may be served in any such action, suit or proceeding in any New York Court. Buyer represents and warrants that the Buyer's Authorized Agent has agreed to act as said agent for service of process, and agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Buyer's Authorized Agent in the manner prescribed by applicable law and written notice of such service by Sellers to Buyer pursuant to Section 7.7 shall be deemed, in every respect, effective service of process upon Buyer. Nothing in this Agreement shall affect any right that any Party may otherwise have to serve legal process in any other manner permitted by applicable law.

       (iii) Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York Court. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

7.12 Governing Language. This Agreement has been prepared and signed in the English language. In the event of any conflict or inconsistency between the English language version and any translation thereof made for any purpose, the English language version shall govern the interpretation and construction hereof and for any and all other purposes, except as may be required by applicable law.

7.13 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page of this Agreement by facsimile transmission (together with the remaining pages of this Agreement and of all the Exhibits and Schedules, containing on each such page the initials of the authorized representative of each of the Parties) shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

                                          ALIGAR, INC.

                                          By:
                                                 -------------------------------
                                                 Name:  Mitchell P. Goldstein
                                                 Title: President

                                          CARGAL, INC.

                                          By:
                                                 -------------------------------
                                                 Name:  Mitchell P. Goldstein
                                                 Title: President

                                          SWIFT ARMOUR HOLDINGS CO.

                                          By:
                                                 -------------------------------
                                                 Name:  Carlos Oliva Funes
                                                 Title: President